Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3/A (No. 333-210976), S-3 (No. 333-205781) and S-8 (No. 333-189417) of Tallgrass Energy Partners, LP, of our report dated February 15, 2017, relating to the financial statements of Rockies Express Pipeline LLC, which appears in this Form 10‑K of Tallgrass Energy Partners, LP.
/s/ PricewaterhouseCoopers LLP

Denver, Colorado
February 15, 2017